Exhibit 99.2

FORM OF
APPLIED MOLECULAR EVOLUTION, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING ON [•], 2004

     WILLIAM D. HUSE and LAWRENCE E. BLOCH, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of Applied Molecular Evolution, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of Applied Molecular Evolution, Inc. to be held at 3520 Dunhill Street, San Diego, California 92121, at [•] a.m. on [•], 2004, or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

     Shares represented by this proxy will be voted as directed by the stockholder. If no directions are indicated, the proxies will have authority to vote “FOR” Proposal 1. If any other matters properly come before the special meeting or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

(continued and to be signed on reverse side)

-FOLD AND DETACH HERE-

Please mark your vote as indicated in this example: ☒

     The Board of Directors recommends a vote “FOR” Proposal 1.

1. Proposal to adopt the Agreement and Plan of Merger, dated as of November 21, 2003, by and among Eli Lilly and Company, Genesis Merger Sub, Inc. and Applied Molecular Evolution, Inc.	☐ FOR	☐ AGAINST	☐ ABSTAIN

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature(s):

Date:

Please sign exactly as your name or name(s) appear on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.